Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-282033), the Post-Effective Amendment No. 1 to Form F-1 on Form F-3 (Registration No. 333-278207) and the Registration Statement on Form F-3 (Registration No. 333-286356) of BitFuFu Inc. of our report dated April 21, 2025, with respect to our audit of the consolidated financial statements of BitFuFu Inc. as of December 31, 2023 and 2024, and for each of the years in the three-year period ended December 31, 2024, which is included in its Annual Report on Form 20-F, filed with the Securities and Exchange Commission.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
April 21, 2025	Certified Public Accountants
PCAOB ID: 1171